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Exhibit 21

SUBSIDIARIES OF STR HOLDINGS, INC.

Subsidiary	State or other Jurisdiction of Incorporation
Cal Safety Compliance Corporation	California
Shuster Laboratories, Inc.	Delaware
Specialized Technology Resources Espana S.A.	Spain
Specialized Technology Resources (Florida), Inc.	Florida
Specialized Technology Resources (Hong Kong) Limited	Hong Kong
Specialized Technology Resources, Inc.	Delaware
Specialized Technology Resources (International), Inc.	Delaware
Specialized Technology Resources (Malaysia) Sdn Bhd	Malaysia
Specialized Technology Resources (Shanghai) Ltd.	China
Specialized Technology Resources (Singapore) Pte Ltd.	Singapore
Specialized Technology Resources (Taiwan) Limited	Taiwan
Specialised Technology Resources (UK) Limited	United Kingdom
STR Registrar LLC	Pennsylvania
STR Labs Pvt Ltd.	India
STR Laboratuar Hizmetleri A.S.	Turkey
STR Testing & Inspection AG	Switzerland
STR (VN) Company Limited	Vietnam
STR Solar (Connecticut), Inc.	Delaware

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  Exhibit 21
SUBSIDIARIES OF STR HOLDINGS, INC.